Exhibit 4.1

DESCRIPTION OF SECURITIES
The following description of our capital stock is qualified in its entirety by reference to our certificate of incorporation and bylaws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. Reference is also made to the Delaware General Corporation Law (“DGCL”). We encourage holders to read our certificate of incorporation, our bylaws and the applicable provisions of the DGCL for additional information.
As of December 31, 2019, we were authorized to issue up to 200,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share. Our common stock is listed on the NASDAQ Global Select Market under our symbol: “BEAT.”
Common Stock
Dividends
Subject to applicable law and the rights, if any, of the holders of any series of preferred stock then outstanding, the holders of our common stock will have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board or directors, from legally available funds.
Voting Rights
In general, the holders of our common stock are entitled to one vote per share for the election of directors and for other corporate purposes. Our certificate of incorporation and/or bylaws also:

•	permit stockholders to remove a director with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of voting stock;

•	provide that a vacancy on our board of directors may be filled by a majority of the directors then in office;

•
permit stockholders to take action only at an annual meeting, or a special meeting duly called by a majority of our board of directors, the chairman of our board of directors or our chief executive officer;

•	require the affirmative vote of 66 2/3% of the voting power of the outstanding shares of voting stock to amend specified provisions of our certificate of incorporation.
Under our bylaws, a quorum is present where a majority of the total number of shares issued and outstanding and entitled to vote at a meeting are present in person or represented by proxy. At a meeting where a quorum is present, except as otherwise provided by our certificate of incorporation or bylaws, directors shall be elected by the vote of a majority of shares present in person or represented by proxy that are entitled to vote on the election of directors, provided that if the number of persons to be considered by the stockholders for election as a director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy that are entitled to vote on the election of directors. Unless otherwise provided in our certificate of incorporation or bylaws or in accordance with applicable law, the affirmative vote of a majority of the shares present in person or represented by proxy is required for stockholder action on matters other than the election of directors. Voting rights for the election of directors or otherwise, if any, for any series of preferred stock, will be established by the board of directors when such series is designated. Where a separate vote by a class or series is required, except where otherwise provided by the certificate of incorporation or the bylaws, a majority of the outstanding shares of such class or series, present in person or by proxy, shall constitute a quorum entitled to take action

Exhibit 4.1

with respect to that vote on that matter. Except where otherwise provided by the certificate of incorporation or the bylaws, the vote of the majority of the outstanding shares of such class or series present in person or by proxy at the meeting shall be the act of such class or series, as applicable. The holders of our common stock do not have cumulative voting rights.
Board of Directors
Our certificate of incorporation provides that our board of directors be divided into three classes. Each class will be elected for a three-year term, and the term of each class will expire in succeeding years. It will, therefore, require elections in three consecutive years to reelect or replace our entire board of directors.
No Other Rights
Holders of our common stock are not entitled to preemptive, redemption, subscription or conversion rights. The rights, preferences and privileges of holders of common stock could be subject to, and may be adversely affected by, the rights of the holders of shares of any preferred stock, if any, which may be issued in the future.
Preferred Stock
As stated above, we were authorized to issue up to 10,000,000 shares of preferred stock, $0.001 par value per share as of December 31, 2019. Our certificate of incorporation provides for blank check preferred stock.
All the terms of the preferred stock are, or will be, contained in our certificate of incorporation, the certificates of amendment relating to each series of the preferred stock and our bylaws.
Subject to limitations prescribed by law, our board of directors is authorized at any time, without stockholder action, to:

•	issue one or more series of preferred stock; and

•	determine the number of shares in any series.
Our board of directors is authorized to determine, for each series of preferred stock, the following information:

•	whether dividends on that series of preferred stock will be cumulative and, if so, from which date;

•	the dividend rate;

•	the dividend payment date or dates;

•	the liquidation preference per share of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the voting rights of that series of preferred stock, if any; and

•	the terms of any other preferences or special rights applicable to that series of preferred stock.

Exhibit 4.1

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and the DGCL
Certain provisions of our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions provide the following:

•	our board of directors has the authority to issue preferred stock without stockholder approval with any rights or preferences the board determines;

•	special meetings of stockholders may only be called by our board of directors, the chairman of our board of directors or our chief executive officer; and

•	there is no cumulative voting in the election of directors.
As a Delaware corporation, we are also subject to Section 203 of the DGCL which restricts certain “business combinations” with “interested stockholders” for three years following the date that a person becomes an interested stockholder unless: (1) the “business combination” or the transaction which caused the person or entity to become an interested stockholder is approved by the board prior to such business combination or transactions; (2) upon the completion of the transaction in which the person or entity becomes an “interested stockholder,” such interested stockholder holds at least 85% of the voting stock of the company not including (x) shares held by officers and directors and (y) shares held by employee benefit plans under certain circumstances; or (3) at or after the person or entity becomes an “interested stockholder,” the “business combination” is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by such interested stockholder. A Delaware corporation may elect not to be governed by Section 203. The company has not made such an election.
For purposes of the DGCL, an “interested stockholder” generally is defined as an entity or person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) directly or indirectly beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated or associated with such entity or person.
For purposes of the DGCL, a “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. This provision of the DGCL could prohibit or delay mergers or other takeover or change of control attempts with respect to the company and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders of the company.